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                                                                 Exhibit 10.1(l)


                            PATENT LICENSE AGREEMENT

         This Patent License Agreement, effective the date last signed by the parties (April 17, 1996) hereinafter referred to as the "Agreement," is by and between:

         Washington University, located at One Brookings Drive, St. Louis, Mssouri 63130, an educational institution and corporation of the State of Missouri, hereinafter referred to as "WU".

and

         Athena Diagnostics, Inc., located at Four Biotech Park, 377 Plantation Street, Worcester, MA 01605, a corporation of the Commonwealth of Massachusetts, hereinafter referred to as "ATHENA."

         WU and ATHENA agree as follows:

1.       BACKGROUND

         1.01 In the course of conducting biomedical and behavioral research, WU investigators made inventions that may have commercial applicability.

         1.02 By assignment of rights from a WU employee, WU owns intellectual property rights claimed in any United States patent applications and patents corresponding to the assigned inventions. WU also owns any tangible embodiments of these inventions actually reduced to practice by WU.

         1.03 WU desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

         1.04 ATHENA desires to acquire commercialization rights to this invention in order to develop processes, methods, or marketable products for public use and benefit.

2.       DEFINITIONS

         2.01  "Licensed Patent Rights" means:

         (a) The U.S. patent and patent applications listed in Appendix A, and all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to request for confidential treatment under Rule 406.

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                                      -2-

         (b) to the extent that the following contain one or more claims directed to the invention or inventions claimed in (a) above: (i) continuations-in-part of (a) above; (ii) all divisions and continuations of these continuations-in-part; (iii) all patents issuing from such continuations-in-part, divisions, and continuations; and (iv) any reissues, reexaminations, and extensions of all such patents;

         (c) Japanese counterpart foreign applications and patents to (a) and
(b) above.

         Licensed Patent Rights shall not include (b) br (c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter of a claim in (a) above.

         2.02 "Licensed Product(s)" means tangible materials which, in the course of manufacture, use, or sale, would, in the absence of this Agreement,
(a) infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction or (b) contain or make use of Technical Developments.

         2.03 "Licensed Process(es)" means processes which, in the course of being practiced, would, in the absence of this Agreement, (a) infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction or (b) contain or make use of Technical Developments.

         2.04 "Technical Developments" means all physical embodiments of Licensed Patent Rights including technical data, drawings, and research information, including all progeny and derivative works thereof, developed by or under the supervision of Dr. Alan Pestronk ("Dr. Pestronk").

         2.05 "Technical Information" means all ideas, know-how, research information, methods, procedures or processes developed by or under the supervision of Dr. Pestronk and owned by WU which is not in the public domain and which contributes to the practice of the Licensed Patent Rights and the marketing of Licensed Products.

         2.06  "Territory" means the United States and Japan.

         2.07 "Contract Year" means the one year period beginning with the Effective Date of this Agreement and each one year period thereafter.

         2.08 "Net Sales" means the total actual gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of ATHENA or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or

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                                      -3-

other dispositions, whether invoiced or not, less returns and allowances actually granted, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by ATHENA, or sublicensees, and on its payroll, or for the cost of collections.

         2.09 "First Commercial Sale" means the initial transfer by or on behalf of ATHENA or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of ATHENA or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

         2.10 "Government" means the government of the United States of America.

         2.11 "Field of Use" means the use of Licensed Products as research reagents and human diagnostics.

3.       GRANT OF RIGHTS

         3.01 Subject to the terms and conditions of this Agreement, WU hereby grants and ATHENA accepts, an exclusive license under the Licensed Patent Rights in the Territory to make, use, and sell Licensed Products in the Field of Use and to practice and have practiced any Licensed Processes in the Field of Use.

         3.02 Subject to the terms and conditions of this Agreement, WU hereby grants and ATHENA accepts an exclusive license in the Territory to make, use and sell Technical Developments in the Field of Use.

         3.03 Subject to the terms and conditions of this Agreement, WU hereby grants and ATHENA accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Territory to make, use and sell Technical Information in the Field of Use.

         3.04 This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of WU other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

         3.05 ATHENA hereby grants to WU a non-exclusive, paid-up license and right to practice Licensed Patent Rights, Technical Developments and Technical Information for clinical testing, not to exceed [ ]* sulfatide diagnostic tests per year, and [ ]* GALOP diagnostic tests per year. WU may also use such tests for internal research purposes.

         3.06 ATHENA further grants to WU a non-exclusive license and right to use all information, data and reports developed by ATHENA or by third parties acting on behalf of or

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                                      -4-

under authorization from ATHENA for internal research purposes, subject to patient confidentiality. WU will not provide any such information, data or reports to third parties.

         3.07 In addition to the reserved license of Section 3.06 above, WU reserves the right to grant nonexclusive licenses to academic and other non-profit research institutions to make and to use the inventions defined by the Licensed Patent Rights solely for purposes of research involving the inventions themselves, and not for purposes of clinical diagnosis or in lieu of purchase if the inventions are avaable as commercial products for research purposes. The purpose of this research license is to encourage basic research.

         3.08 ATHENA shall ensure that "Patent Pending" and/or the Licensed Patent Rights number for issued patents appears on all Licensed Products or their labels.

         3.09 For each year that ATHENA pays to WU the annual minimum royalty required under Article 6, WU hereby grants to ATHENA a right of first refusal to exclusively license new inventions by Dr. Pestronk, or WU employees under Dr. Pestronk's supervision, in the field of autoantibodies in neurological disorders. Such right of first refusal shall expire ninety (90) days after ATHENA receives written disclosure of such new invention from WU.

         3.10 For each year that ATHENA pays to WU the annual minimum royalty required under Article 6, Dr. Pestronk will provide up to eight (8) days of advice and support to ATHENA for grand round talks, development of audio or video tapes and other activities to be mutually agreed upon, in support of the field of autoimmune peripheral neuropathies. Such support will be at no charge for the first Contract Year, and thereafter, at a reasonable per diem rate to be agreed upon, except reimbursement of out-of-pocket expenses, which shall be reimbursed within thirty (30) days after receipt of invoices from Dr. Pestronk.

         3.11 ATHENA agrees to provide Dr. Pestronk with positive sera and clinical information concerning each patient, subject to patient confidentiality and the availability of such data to ATHENA.

4.       SUBLICENSING

         4.01 Upon written approval by WU, which approval will not be unreasonably withheld, ATHENA may enter into sublicensing agreements under the Licensed Patent Rights.

         4.02 ATHENA agrees that any sublicenses granted by it shall provide that the obligations to WU of Sections 5.01, 5.02, 8.01, 10.01, 10.02, 12.04,
12.05 and 13.08 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. ATHENA further agrees to attach copies of these Sections to all sublicense agreements.

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                                      -5-

         4.03 Any sublicenses granted by ATHENA shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and WU, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to WU approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

         4.04 ATHENA agrees to forward to WU a copy of each fully executed sublicense agreement postmarked within sixty (60) days of the execution of such agreement.

5.       RESERVED GOVERNNIENT RIGHTS

         5.01 Should the Government jointly fund research supporting the development of Licensed Patent Righits or new inventions, WU shall reserve on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

         5.02 ATHENA agrees that License Products used or sold in the United States embodying Licensed Patent Rights or products produced through use of Licensed Processes developed with Government funding shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from WU.

6.       ROYALTIES AND REIMBURSEMENT

         6.01 Within thirty (30) days after the Effective Date, ATHENA will pay to WU a nonrefundable license issue fee of $[ ]*, which shall be creditable against earned royalties during the first Contract Year.

         6.02 For the second and each subsequent Contract Year, ATHENA agrees to pay to WU a nonrefundable annual minimum royalty of $[ ]* for each Contract Year until separate patent claims under the Licensed Patent Rights for the detection of each of the IgM and IgG antibodies for sulfatide issue in the United States. Starting with the next Contract Year after such patent issues, then the nonreftmdable, annual minimum royalty shall be $[ ]* per Contract Year. The annual minimum royalty shall be fully creditable against earned royalties under 6.03(a) in the Contract Year so earned. No carry forward of annual minimum royalty credits shall be allowed. The minimum annual royalty is due and payable within thirty (30) days of the end of each Contact Year.

         6.03 ATHENA and its sublicensees agree to pay WU earned royalties as follows:

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                                      -6-

         (a) With regard to tests for autoantibodies to sulfatide based on analysis of IgM or IgG or their combination:

                  (i) During the first Contract Year, an earned royalty of [ ]%* of Net Sales;

                  (ii) Until the date of issuance of the separate patent(s) described in 6.02, an earned royalty of [ ]%* of Net Sales;

                  (iii) Following the issuance of the patent claims in (ii), an earned royalty of [ ]%* of annual Net Sales until such annual Net Sales reach $[ ]*;

                  (iv) For annual Net Sales in excess of $1 million in (iii), an earned royalty of [ ]%* of annual Net Sales.

         (b)  with regard to the GALOP test, an earned royalty of [    ]%* of
Net Sales.

         6.04 No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

         6.05 To the extent commercially practicable, ATHENA shall invoice, list and bill any Licensed Product and non-Licensed Product as a separate item on invoices and reports to customers. In the event ATHENA offers a non-assay service in combination with the offer of any Licensed Product ("Combination Service"), then the Net Sales revenue, for the purposes of determining royalties due WU, shall be determined by multiplying the Net Sales revenue of such Combination Service by the fraction A/(A+B), where A is the Net Sales revenue of the Licensed Product then charged by ATHENA for such Licensed Product, when performed and billed separately and B is the Net Sales revenue for the non-Licensed Product then charged by ATHENA for such non-Licensed Product, when performed and billed separately.

7.       DOMESTIC AND FOREIGN PATENT FILING, PROSECUTION, AND MAINTENANCE

         7.01 WU agrees to take responsibility for, and to diligently pursue the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights, including without limitation, any applications under 7.04, and shall furnish copies of relevant patent related documents to ATHENA. ATHENA shall have the right to approve WU patent counsel, such approval not to be unreasonably withheld.

         7.02 Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions, as far in advance as is

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                                      -7-

practical with respect to the preparation, filing, and prosecution of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

         7.03 ATHENA agrees to reimburse WU, within thirty (30) days after receipt of an invoice from WU, for the following reasonable patent expenses incurred after the Effective Date:

         (a)  All maintenance costs and fees for issued U.S. Patent
No. 5,443,952;

         (b) Except for patent filing expenses as provided in Section 7.04, all prosecution and maintenance costs of divisional patent applications and issued patents for sulfatide IgG and IgM S/Ns TBD;

         (c) All filing, prosecution and maintenance fees for US and Japanese patent applications and issued patents for the GALOP diagnostic test currently contained in continuation in part patent application S/Ns 08/137,895 and 08/481,144.

         7.04 WU shall pay for the preparation and initial filing fees of divisional applications for sulfatide IgG and IgM autoantibody diagnostic tests.

         7.05 With regard to the GALOP diagnostic test, ATHENA shall be entitled to a credit of patent prosecution and maintenance expenses for patent applications and issued patents against the earned royalties of 6.03(b) for all patent filing and maintenance costs paid by ATHENA to WU, exceeding $[ ]*.

8.       RECORD KEEPING

         8.01 ATHENA agrees to keep accurate and correct records of Licensed Products made, used, or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due WU. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of WU by an accountant or other designated auditor selected by WU and reasonably approved by ATHENA for the sole purpose of verifying reports and payments thereunder. The accountant or auditor shall only disclose to WU information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of [ ]%* for any Contract Year, then ATHENA shall reimburse WU for the cost of the inspection at the time ATHENA pays the unreported royalties, including any late charges as required by Section 9.07 of this Agreement. All payments required under this Section shall be due within thirty (30) days after receipt by ATHENA of a written invoice from WU.

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                                      -8-

9.       REPORTS ON PROGRESS, SALES, AND PAYMENTS

         9.01 Ninety (90) days after the Effective Date ATHENA will provide to WU a written commercialization plan ("Commercial Development Plan") under which
                                      ---------------------------
ATHENA intends to bring the subject matter of the Licensed Patent Rights into commercial use. The Commercial Development Plan will be incorporated by reference into this Agreement.

         9.02 Until First Commercial Sale, ATHENA shall provide written annual reports on its product development progress or efforts to commercialize each diagnostic test under the Commercial Development Plan for IgG, IgM and GALOP within sixty (60) days after the start of each Contract Year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing., and marketing efforts during the preceding calendar year, as well as plans for the present calendar year. If reported progress differs substantially from that projected in the Commercial Development Plan, ATHENA shall explain the reasons for such differences. ATHENA may propose amendments in any such annual report to the Commercial Development Plan, acceptance of which by WU may not unreasonably be denied.

         9.03 ATHENA shall report to WU the date of the First Commercial Sale in each country in the Territory within thirty (30) days of such occurrence.

         9.04 ATHENA shall submit to WU a royalty report on a semi-annual basis, within thirty (30) days after the close of each six (6) month Contract Year period. This report shall set forth for the preceding six (6) months the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of ATHENA in each country within the Territory, the Net Sales, and a calculation of royalties payable. With each such royalty report, ATHENA shall submit payment of the earned royalties due. If no earned royalties are due to WU for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of ATHENA.

         9.05 ATHENA agrees to forward semi-annually to WU a copy of such reports received by ATHENA from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to WU by ATHENA for activities under the sublicense.

         9.06 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the rate quoted in the Wall Street Journal on the day that the payment is made. WU
                   -------------------
checks and bank drafts shall be drawn on United States banks and shall be payable to WU. Any taxes or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by ATHENA. All royalty payments due under this Agreement shall be mailed to the following address:
Washington University, One Brookings Drive, Campus Box 1054, St. Louis, Missouri 63130.

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                                      -9-

         9.07  Late charges will be applied to any overdue payments at a rate of
[           ]* as of the date such payment is due, plus [           ]%*, for the
period that payment is due until the time payment is actually received. The payment of such late charges shall not prevent WU from exercising any other rights it may have as a consequence of the lateness of any payment.

         9.08 During the term of the Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party (including royalty reports, test results and samples) disclosed by the other party (the "Confidential Information"), and shall not disclose or grant the use of the
 ------------------------
Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, or representatives, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement, or unless expressly approved in advance by the other party. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

         9.09 The confidentiality obligations contained in Section 9.08 shall not apply to the extent that (a) any receiving party (the "Recipient") is
                                                           ---------
required (i) to disclose information by Law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Licensed Product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to the other party. Except as otherwise provided immediately above, WU and ATHENA shall not disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party.

10.      PERFORMANCE

         10.01 ATHENA shall be diligent and shall use its reasonable efforts to introduce the Licensed Products into the commercial market or apply the Licensed Processes to commercial use as listed herein. "Reasonable efforts" for the purpose of this provision shall include, but not be limited to, substantial adherence to the Commercial Development Plan. The efforts of a sublicensee shall be considered the efforts of ATHENA. As part of the Commercial Development Plan, ATHENA hereby agrees to cornmercially introduce the GALOP diagnostic test within one (1) year after the Effective Date.

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                                      -10-

         10.02 Upon the First Commercial Sale, until the expiration of this Agreement, ATHENA shall use its reasonable efforts to keep Licensed Products and Licensed Processes reasonably accessible to the public.

         10.03 ATHENA shall be considered diligent in its sales of Licensed Products, sulfatide IgG and IgK, provided ATHENA pays its annual minimum royalty due in any Contract Year. For the GALOP diagnostic test, ATHENA shall be considered diligent provided that the GALOP diagnostic test is made reasonably available in the Territory.

11.      INFRINGEMENT AND PATENT ENFORCEMENT

         11.01 If ATHENA or WU has actual notice of infringement or possible infringement of the Licensed Patent Rights, the parties shall notify each other and confer to determine in good faith an appropriate course of action to enforce the Licensed Patent Rights or otherwise abate the infringement thereof.

         11.02 ATHENA, at its sole expense and in its sole discretion, shall have the right to (i) determine and take the appropriate course of action to enforce the Licensed Patent Rights or otherwise abate the infringement thereof,
(ii) take or refrain from taking appropriate action to enforce the Licensed Patent Rights, (iii) initiate and control any litigation or other enforcement action, including without limitation any declaratory relief action asserting the invalidity or noninfringement of any of the Licensed Patent Rights (in its own name or, if required by applicable law, in the came of WU) and (iv) enter into, or permit, the settlement of any such litigation or other enforcement action regarding the Licensed Patent Rights, and shall consider, in good faith, the interest of WU in so doing. At any time after receipt of notice, of ATHENA's intent to file or respond to any such suit under this Section, WU shall have the right to join such suit, and shall pay its own fees and costs if it chooses to do so. WU shall join as a necessary party in any such suit if required to do so by applicable law. If WU is joined as a necessary party without its consent, ATHENA will pay reasonable fees and costs actually incurred by WU upon the presentation of detailed invoices. ATHENA will keep WU reasonably apprised of the status and progress of any such litigation.

         11.03 If ATHENA does not, within one hundred and twenty (120) days of receipt of written request to do so from WU, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party, WU shall have the right to take or refrain from taking appropriate action to enforce the Licensed Patent Rights, to initiate and control any litigation or other enforcement action and enter into, or permit, the settlement of any such litigation or other enforcement action regarding the Licensed Patent Rights, and shall consider, in good faith, the interests of ATHENA in so doing. WU will keep ATHENA reasonably apprised of the status and progress of any such litigation. At any time after receipt of notice of WU's intent to file any such suit under this Section, ATHENA shall have the right to join in such suit and shall pay its own fees and costs if it chooses to do so.

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                                      -11-

         11.04 ATHENA shall have the right to credit all actual, reasonable, external expenses (including reasonable attorneys fees and costs), incurred by ATHENA and its affiliates in the planning, filing and prosecution or defense of any suit or other enforcement action under this Section, against any royalties owning to WU pursuant to Section 6.03(a) or 6.03(b), as the case may be, until such time as ATHENA has taken a credit equal to the aggregate amount of such expenses, except that such credit may not exceed in any Contract Year, [ ]%* of the royalties owned by ATHENA for that Contract Year, and in any event may not reduce the royalties below the minimum royalties provided in Section 6.02. Expenses not so credited may be carried over and credited in subsequent Contract Years on the same basis.

         11.05 All amounts recovered upon the final judgment or settlement of any such suit or other enforcement action under this Section regarding the Licensed Patent Rights shall be shared as follows: first, to WU and ATHENA, pro rata, for reimbursement of expenses actually incurred by each of them in accordance with this Section in the infringement proceeding to which the settlement or recovery relates (to the extent not already recovered by ATHENA by credits against royalties, as provided in the above section); and thereafter, equally between WU and ATHENA.

         11.06 WU and ATHENA shall fully cooperate with each other in the planning, filing and prosecution of any suit or other enforcement action under this Section and execute all such documents as may be reasonably necessary in connection therewith.

12.      NEGATION OF WARRANTIES, INDEMNIFICATION AND INSURANCE

         12.01 WU offers no warranties other than those specified in Article 1.

         12.02 WU does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties. WU does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

         12.03 WU MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS.

         12.04 ATHENA shall indemnify, defend and hold harmless WU, their trustees, officers and employees, against any liability, damage, loss or expense incurred by or imposed upon WU in connection with any claims, suits, actions, demands or judgments arising out of (i) the design, production, manufacture, sale, use in commerce, lease, barter, or promotion by ATHENA or by ATHENA subsidiaries or agents of ATHENA, (ii) any Licensed Product, process or service relating to or developed pursuant to this Agreement by ATHENA; or (iii)

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                                      -12-

any other activities to be carried out pursuant to this Agreement including the assertion of Licensed Patent Rights against third parties, except to the extent of any gross negligence or willful misconduct of WU, its officers, employees or representatives.

         12.05 Throughout the term of the Agreement, ATHENA shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance with product liability coverage in an amount not less than $[ ]* per incident and $[ ]* annual aggegate, with such excess coverage as ATHENA may deem reasonable and appropriate. Within ten (10) days of the date of this Agreement, ATHENA will provide WU with a certificate of insurance in the name of WU. The minimum amounts of insurance coverage stated above shall not be construed to create a limit of ATHENA's liability with respect to any indemnification obligations under this Agreement. ATHENA will give written notice to WU in the event of cancellation or termination of such liability or excess coverage. All carriers of such insurance shall be of nationally recognized standing, and shall maintain ratings no less than those currently in effect for ATHENA's current insurance carrier, unless reasonably acceptable to WU. If ATHENA elects to self-insure, all or part of the limits described above (excluding deductibles or retentions of less than $[ ]* annual aggregate), such self-insurance program must be reasonably acceptable to WU.

13.      TERM, TERMINATION, AND MODIFICATION OF RIGHTS

         13.01 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

         13.02 In the event that ATHENA is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, WU may terminate this Agreement by written notice.

         13.03 At least thirty (30) days prior to filing a petition in bankruptcy, ATHENA must inform WU in writing of its intention to file the petition in bankruptcy or of a third party's intention to file an involuntary petition in bankruptcy.

         13.04 In the event that ATHENA becomes insolvent, files a petition in bankruiptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, ATHENA shall immediately notify WU in writing. Furthermore, WU shall have the right to terminate this Agreement by giving ATHENA written notice. Termination of this Agreement is effective upon ATHENA's receipt of the written notice.

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                                      -13-

         13.05 ATHENA shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving WU sixty (60) days' written notice to that effect.

         13.06 WU shall specifically have the right to terminate or render non-exclusive, at its option, this Agreement, if WU determines that ATHENA: (a) is not executing the Commercial Development Plan submitted with its request for a license and ATHENA cannot otherwise demonstrate to WU's satisfaction that ATHENA has taken, or can be expected to take within a reasonable time, effective steps to achieve practical application of the Licensed Products or Licensed Processes; (b) has not been reasonably diligent in its pursuit of the milestones in the Product Plan; (c) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license agreement; (d) has committed a substantial breach of a covenant or agreement contained in the license; (e) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; or, (f) cannot reasonably justify a failure to comply with the domestic production requirement of Section 5.02 unless waived. In making this determination, WU will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by ATHENA under Sections 9.02 and
9.04. Prior to invoking this right, WU shall give written notice to ATHENA providing ATHENA specific notice of, and a ninety (90) day opportunity to respond to, WU's concerns as to the previous items (a) through (f). If ATHENA fails to reasonably alleviate WU's concerns as to the previous items (a) through
(f) or fails to initiate corrective action to WU's reasonable satisfaction, WU may terminate this Agreement.

         13.07 When the public health and safety so require, and after written notice to ATHENA providing ATHENA a sixty (60) day opportunity to respond, WU shall have the right to require ATHENA to grant sublicenses to responsible applicants, on reasonable terms, in any Field of Use under the Licensed Patent Rights, unless ATHENA can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. WU will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with ATHENA.

         13.08 Within ninety (90) days of termination of this Agreement under this Article 13 or expiration under Section 13.01, a final report shall be submitted by ATHENA. Any royalty payments, including those related to patent expense, due to WU shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with WU pursuant to Section 4.03.

         13.09 Notwithstanding anything in this Agreement to the contrary, WU's remedies under Section 13.06 must be exercised solely and separately, as between IgG/IgM sulfatide antibody tests, on the one hand, and GALOP, on the other, according to the actual alleged breach or default.

14.      GENERAL PROVISIONS

         14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of WU to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by WU or excuse a similar subsequent failure to perform any such term or condition by ATHENA.

         14.02 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

         14.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

         14.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

         14.05 The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the State of Missouri.

         14.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party, and shall be effective as of the date of the postmark of such notice.

         14.07 This Agreement shall not be assigned by ATHENA except (a) with the prior written consent of WU, such consent to be reasonably given; or (b) as part of a sale or transfer of substantially the entire business of ATHENA relating to operations which concern this Agreement. ATHENA shall notify WU within ten (10) days of any assignment of this Agreement by ATHENA.

         14.08 ATHENA agrees in its use of any WU-supplied materials to comply with all applicable statutes, regulations, and guidelines, including Public Health Service and National institutes of Health regulations and guidelines. ATHENA agrees not to use the materials for research involving human subjects or clinical trials of the United States without notifying WU, in writing, of such research or trials and complying with the applicable regulations of the appro priate Government authorities. Written notification to WU of research involving human subjects or clinical trials of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

         14.09 ATHENA acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by ATHENA that it shall not export such items to certain foreign countries without prior approval of such agency. WU neither represents that a license is or is not required or that, if required, it shall be issued.

         14.10 All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve WU patent rights in such countries.

         14.11 By entering into this Agreement, WU does not directly or indirectly endorse any product or service provided, or to be provided, by ATHENA whether directly or indirectly related to this Agreement. ATHENA shall not state or imply that this Agreement is an endorsement by WU or its employees. Additionally, ATHENA shall not use the names of WU or its employees in any advertising, promotional, or sales literature without the prior written consent of WU.

         14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement. Any dispute or claim arising out of this Agreement that cannot be settled by and between the Parties to their mutual satisfaction within a reasonable period of time shall be submitted to non-binding arbitration in St. Louis, Missouri under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said Rules. The arbitrator shall apply Missouri law to the merits of any dispute or claim, without reference to rules of conflicts of law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Either party may file an action in a court of competent jurisdiction for a de novo hearing regarding such arbitrated disputes. The parties agree that decisions of the arbitrator are admissible and discovery conducted during arbitration may be used in such action. Should the court substantially uphold the findings of the arbitrator, the party seeking the de novo hearing shall pay all parties costs involved including reasonable attorney's fees.

         14.13 Sections 4.03, 8.01, 9.06, 9.07, 12.01-12.05, and 14.12 of this
Agreement shall survive termination of this Agreement.

                             FOR WASHINGTON UNIVERSITY:





                             By: /s/   H.S. Leahey
                                ---------------------------------------------
                                Name:  H.S. Leahey
                                Title: Director, Technology Management

                             FOR ATHENA DIAGNOSTICS, INC.


                             By: /s/   Robert Flaherty
                                ---------------------------------------------
                                Name: Robert Flaherty
                                Title: President

                                   APPENDIX A

                             LICENSED PATENT RIGHTS

ISSUED UNITED STATES PATENTS
US Patent No. 5,443,952

PENDING UNITED STATES PATENTS

Patent Application S/N 07/743,005 (abandoned)

Patent Application S/N 07/925,926 (abandoned) - Continuation of 07/743,005

Patent Application S/N 08/137,895 (pending) - Continuation in Part of 07/925,926

Patent Application S/N 08/481,144 (pending) - Continuation in Part of 08/137,895

Divisional Patent Application, S/N TBD - IgG and IgM independent claims.

                   FIRST AMENDMENT TO PATENT LICENSE AGREEMENT

         THIS FIRST AMENDMENT TO PATENT LICENSE AGREEMENT is effective December 17, 1997, by and between Washington University ("WU"), an educational institution and corporation of the State of Missouri, with an address of One Brookings Drive, St. Louis, Missouri 63130, and Athena Diagnostics, Inc., a Massachusetts corporation, with an address of Four Biotech Park, 377 Plantation Street, Worcester, Massachusetts 01605 ("ATHENA").

         WHEREAS, WU and ATHENA entered into a Patent License Agreement effective April 17, 1996 (the "License Agreement");
                               -----------------

         WHEREAS, WU and ATHENA desire to extend the terms of the License Agreement, in the manner hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         The Patent License Agreement. Except as specifically set forth herein
         ----------------------------
in this First Amendment to Patent License Agreement (hereinafter "First
                                                                  -----
Amendment"), the parties hereby ratify and confirm each and every term,
---------
representation, warranty, covenant and condition of the License Agreement which shall remain in full force and effect; provided, however, that in the event of
                                       --------  -------
any conflict between the License Agreement and this First Amendment, this First Amendment shall govern and control.

         Background. Paragraphs 1.06 and 1.07 shall be added to the License
         ----------
Agreement as follows:

         1.06 WU is the owner of the GALOP mark (the "Mark") in connection with the Licensed Products and Licensed Process (defined below), including diagnostic services incorporating an assay for Gait Disorder Auto-Antibody Late Onset Polyneuropathy.

         1.07 WU desires to grant and ATHENA desires to acquire a license to use the Mark in connection with diagnostic services incorporating the assay for Gait Disorder Auto-Antibody Late Onset Polyneuropathy (the "Licensed Services") under the terms and conditions provided herein.

         Trademark Filing, Prosecution and Maintenance.  Section 7a shall be
         ---------------------------------------------
added to the License Agreement as follows:

         7a.  TRADEMARK FILING, PROSECUTION AND MAINTENANCE.

         7a.01 Subject to the terms and conditions of this Agreement, WU hereby grants and ATHENA accepts, an exclusive, paid-up, license to use the Mark in the Territory in connection with the Licensed Services, except that WU reserves the right to use the Mark in connection with ATHENA's grant back of rights under Section 3.05 of the License Agreement. ATHENA acknowledges that its use of the Mark will not create in it any right, title or interest in or to the Mark other than as set forth herein. ATHENA agrees to use the Mark in a manner that creates a separate and distinct impression from any other trademark or service mark that may be used by ATHENA in advertising or promotional materials.

         7a.02 ATHENA agrees, at its expense, on WU's behalf and in WU's name, to take responsibility for, and to diligently pursue the preparation, filing, prosecution and maintenance of U.S. federal trademark applications with respect to the Mark. In addition, ATHENA may, in its sole discretion, pursue the preparation, filing, prosecution and maintenance of trademark applications with respect to the Mark in other jurisdictions within the Territory. During the term of this Agreement and any subsequent renewal thereof, ATHENA further agrees to take all steps required to maintain any registrations that result from said applications. At ATHENA's request, WU agrees to do all lawful acts which may be required for filing, prosecuting and maintaining said applications and the registrations issuing therefrom. ATHENA shall furnish copies of relevant trademark-related documents to WU. WU will retain ownership of the Mark, and any applications or registrations therefor.

         7.a03 Given the parties' mutual interest in the Mark, the parties agree to promptly inform each other as to all matters that may have a material impact on the Mark, or any applications or registrations therefor. Communications in this regard will be made as far in advance as is practical, allowing each party the opportunity to comment and/or make suggestions with respect thereto. It is understood, however, that WU, as owner of the Mark, has the right to make all final decisions concerning the Mark and any corresponding applications or registrations therefor.

         7.a04 ATHENA shall use the Mark in connection with the Licensed Services in accordance with the guidelines and directions furnished by WU, as set forth in the License Agreement and the patents and patent applications attached thereto as Appendix A. ATHENA will permit WU, or its designated representative, to inspect ATHENA's facility or facilities at all reasonable times, for the purpose of ascertaining or determining the quality of services provided in con-nection with the Mark. WU shall be the sole judge of whether or not ATHENA has met or is meeting the standards of quality so established.

         7.a05 The provisions of Sections 4.01 to 4.04 of the License Agreement shall apply with equal force and effect to the rights granted herein to the Mark. In addition, ATHENA agrees that any sublicenses granted by it shall provide that Section 7.a04 shall be binding upon the sublicensee as if it were a party to the Licnese Agreement. ATHENA agrees to attach a copy of that Section to all sublicense agreements.

         7.a06 The provisions of Sections 11.01 to 11.06 of the License Agreement shall apply with equal force and effect to the rights granted herein to the Mark.

         7.a07 The license granted in this Section 7a to use the Mark in connection with the Licensed Services shall terminate upon termination or expiration of the License Agreement, provided, however, that ATHENA
                                                 --------  -------
         may use the Mark for a period of six (6) months for ATHENA's stock-on-hand promotional literature, stationery, packaging, and other printed or written materials. However, if any such materials remain in ATHENA's stock-on-hand after the six months, ATHENA agrees to destroy all such materials, other than archival copies. Upon termination of the license granted in this Section 7a, all trademark rights granted herein shall immediately revert to WU, and any and all rights of ATHENA in the Mark shall terminate. ATHENA shall no longer use or have the right to use the mark, any variation or deviation thereof, or any work, mark, or trade name confusingly similar thereto.

         7.a08 WU hereby grants ATHENA a first option to negotiate in good faith with ATHENA for an exclusive license to the MARK after expiration of the last to expire Licensed Patent Rights and the right to use the Mark for no more than six (6) months during the negotiations under the option. If no license to the Mark is granted or taken under the option, then ATHENA may make reference in its promotional materials, and its other written and printed materials to the Mark for a period of one (1) year after expiration of the last to expire Licensed Patent Rigths to advise its customers and prospective customers that the services incorporating an assay for Gait Disorder Auto-Antibody Late Onset Polyneuropathy was formerly known as the GALOP service.

         This document sets forth the entire agreement between the parties as to the subject matter of the First Amendment and supersedes any prior written or oral or contemporaneous oral agreement with respect thereto.

         IN WITNESS WHEREOF, WU and ATHENA hereby execute this First Amendment to Patent License Agreement.

ATHENA DIAGNOSTICS, INC.                   WASHINGTON UNIVERSITY


By:/s/  Robert Flaherty                   By:/s/  Theodore J. Cicero
   --------------------------------          -----------------------------------
Name:   Robert Flaherty                   Name:   Theodore J. Cicero, Ph.D.
Title:  President                         Title:  Vice Chancellor for Research

                                                                        12/17/97